Exhibit 99.2

NOTICE OF ABILITY TO CONVERT, ANTICIPATED FUNDAMENTAL CHANGE AND NON-STOCK CHANGE OF CONTROL

Nuance Communications, Inc.

1.25% Senior Convertible Notes due 2025 (the “Notes”)

CUSIP No. 67020YAN0*

Reference is made to the Indenture, dated as of March 17, 2017 (as supplemented from time to time, the “Indenture”), between Nuance Communications, Inc. (the “Company”) and U.S. Bank National Association, as Trustee, governing the Notes. This Notice is being given solely pursuant to the requirements of Sections 10.01(d) and 10.05(d) of the Indenture and for no other purpose. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture.

Pursuant to Section Sections 10.01(d) and 10.05(d) of the Indenture, the Company hereby notifies you that the consummation of transactions contemplated by the previously announced Agreement and Plan of Merger, dated as of April 11, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), among the Company, Microsoft Corporation, a corporation organized under the laws of Washington (“Parent”), and Big Sky Merger Sub Inc. (“Merger Sub”), a wholly owned subsidiary of Parent, are expected to constitute a Fundamental Change and a Non-Stock Change of Control.

The Merger Agreement provides that, among other things, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than treasury shares, shares owned by the Parent or its wholly owned subsidiaries and dissenting shares) will be cancelled and automatically converted into the right to receive $56.00 in cash, without interest, per share of Common Stock (the “Merger Consideration”). Upon the consummation of the Merger, the Company will cease to be a publicly traded company.

Although the Notes are currently convertible pursuant to Section 10.01(a)(i) of the Indenture, in connection with the Merger, the Company hereby notifies you that, at any time beginning on the 25th Scheduled VWAP Trading Day prior to the anticipated effective date of the Merger until 5:00 p.m., New York City time, on the Business Day immediately preceding the related Fundamental Change Repurchase Date, Holders may surrender their Notes for conversion pursuant to the terms and conditions of the Indenture.

The consummation of the Merger is subject to the satisfaction of certain conditions, the timing of which cannot be readily predicted at this time. The Company will provide a supplemental notice as soon as reasonably practicable after specific information relating to the anticipated effective date of the Fundamental Change and Non-Stock Change of Control becomes available. The Merger has not yet occurred or otherwise become effective and may not be completed on a timely basis, or at all. Accordingly, no assurance can be given as to the anticipated or actual effective date of the Merger.

In addition, at and after the consummation of the Merger, the right to convert each $1,000 principal amount of the Notes shall be changed into a right to convert such principal amount of Notes into cash in an amount equal to the Merger Consideration multiplied by a number of shares of Common Stock equal to the Conversion Rate immediately prior to the consummation of the Merger, subject to any adjustment for conversions in connection with a Non-Stock Change of Control, as described below.

The Conversion Rate shall, for Notes converted at any time following the date on which a Non-Stock Change of Control becomes effective but before 5:00 p.m., New York City time, on the Business Day immediately preceding the related Fundamental Change Repurchase Date, be increased by a number of Additional Shares of the Common Stock, as determined by reference to the table set forth in Section 10.05 of the Indenture, which table has been adjusted in accordance with Section 10.05(c) of the Indenture for previous adjustments to the Conversion Rate.

The Fundamental Change Repurchase Date will be specified by the Company in a separate Company Repurchase Notice delivered by the Company and shall be no earlier than twenty (20) Business Days nor later than thirty-five (35) Business Days after the date of such notice.

Holders of Notes that elect to convert their Notes prior to the date on which the Non-Stock Change of Control becomes effective will not be entitled to receive Additional Shares in connection with the Non-Stock Change of Control. Only holders of Notes that elect to convert their Notes in connection with a Non-Stock Change of Control will be entitled to receive Additional Shares.

This announcement is not an offer to purchase Notes by the Company and does not give any holder the right to have its Notes purchased by the Company pursuant to Article 3 of the Indenture. Such purchase right will only arise upon the consummation of the Merger, and the Company will send a further notice of a holder’s purchase right no later than fifteen (15) calendar days after the occurrence of the Fundamental Change in accordance with Article 3 of the Indenture.

This announcement is only a summary of certain provisions of the Notes and the Indenture. The conversion rights of holders of Notes, as well as the procedures required to convert Notes, are set forth in the Indenture, which the Company filed as Exhibit 4.1 to its Current Report on Form 8-K that was filed with the Securities and Exchange Commission on March 17, 2017. All holders of Notes are urged to review the conversion provisions contained therein in their entirety. You are urged to consult with your own tax advisor concerning the tax consequences of a conversion of your Notes.

April 12, 2021

Nuance Communications, Inc.

*

The CUSIP numbers are included solely for the convenience of the holders of Notes. No representation is made as to the correctness or accuracy of the CUSIP numbers either as printed on the Notes or as indicated in this notice.